THE AEGIS CONSUMER FUNDING GROUP, INC.
                         EARNINGS PER SHARE CALCULATIONS
                     YEAR AND THREE MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)



                                               Three months    Fiscal year
                                                   ended         ended
                                               June 30, 1996  June 30, 1996
                                               -------------  -------------

Primary Earnings Per Share:
Weighted average shares outstanding              15,120,398    14,862,263
Less escrowed shares                             (1,066,458)   (1,075,362)
Employee stock options granted                          176         4,645
Warrants Outstanding                                      0        11,923
Convertible Preferred Series C Stock              1,240,057       525,161
                                                  ---------    ----------
Weighted average number of
     common and common equivalent shares         15,294,173    14,328,630
                                                 ==========    ==========

Net income                                       $2,909,254    $9,288,615
Less: Preferred stock dividends                     141,460       270,639
                                                 ----------    ----------
Net income available to common stockholders       2,767,794     9,017,976
Adjustments to net income available to
  common stockholders:
Add: Preferred stock dividends on stock deemed
     to be common stock equivalents                 141,460       270,639
                                                 ----------    ----------
Adjusted net income                              $2,909,254    $9,288,615
                                                 ==========    ==========

Net income per common and common equivalent
     share                                            $0.19         $0.65
                                                      =====         =====
Fully Diluted Earnings Per Share:
Weighted average shares outstanding              15,120,398    14,862,263
Employee stock options granted                          320         4,645
Warrants Outstanding                                      0        11,923
Convertible Preferred Series C Stock              1,240,057       311,862
                                                 ----------    ----------
Weighted average number of
     common and common equivalent shares         16,360,775    15,190,693
                                                 ==========    ==========

Net income                                       $2,909,254    $9,288,615
Less: Preferred stock dividends                     141,460       270,639
                                                 ----------    ----------
Net income available to common stockholders       2,767,794     9,017,976
Adjustments to net income available to
     common stockholders:
Add: Preferred stock dividends on stock deemed
     to be common stock equivalents                 141,460       270,639
                                                 ----------    ----------
Adjusted net income                              $2,909,254    $9,288,615
                                                 ==========    ==========
Net income per common and common equivalent
     share                                            $0.18         $0.61
                                                      =====         =====